Exhibit 99.1

SECTION 1	SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY
The Summary Financial Statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, except as stated in Note 1A to the Summary Financial Statements, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.
The Government is responsible for the integrity and objectivity of the Summary Financial Statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the Summary Financial Statements.
The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with the Financial Administration Act.
The Auditor General expresses an independent opinion on these financial statements. Her report, stating the scope of her audit and opinion, appears on the following page.
These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.
On behalf of the Government of the Province of Manitoba.

Betty-Anne Pratt
Provincial Comptroller
July 31, 2007

AUDITOR’S REPORT
On the Summary Financial Statements for the Government Reporting Entity
Province of Manitoba
To the Legislative Assembly of the Province of Manitoba
I have audited the summary statement of financial position of the Province of Manitoba as at March 31, 2007 and the summary statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended. These financial statements are the responsibility of the Government of Manitoba. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
Reservation
As explained in the Note 1A to these financial statements, the Province of Manitoba’s accounting policies contain an exception to Canadian generally accepted accounting principles, related to the inclusion of public school divisions. The effects of the non-consolidation of public school divisions on the reported assets, liabilities, revenues and expenses, and the information provided by way of notes to the financial statements cannot be determined.
Opinion
In my opinion, except for the effects of the inability to consolidate the assets, liabilities and the operating results of public school divisions, these Summary Financial Statements for the Government Reporting Entity present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2007 and the results of its operations and its cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.

Winnipeg, Manitoba	Carol Bellringer, FCA, MBA
July 31, 2007	Auditor General
500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169
www.oag.mb.ca

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF FINANCIAL POSITION
As at March 31, 2007

		($ millions)
SCHEDULE		2007	2006
	FINANCIAL ASSETS
	Cash and cash equivalents (Note 2)	2,482	1,264
	Temporary investments (Note 2)	238	323
1	Amounts receivable	919	878
	Inventories	39	40
	Portfolio investments (Note 3)	2,468	2,605
2	Loans and advances	574	585
3	Equity in Government business enterprises (Note 5)	1,933	1,740
4	Other long-term investments	7	4

	Total Financial Assets	8,660	7,439

	LIABILITIES

5	Borrowings	12,361	11,645
6	Accounts payable, accrued charges, provisions and deferrals	2,543	2,347
	Pension liability (Note 11)	4,159	3,967

	Total Liabilities	19,063	17,959

	NET DEBT	(10,403)	(10,520)

	NON-FINANCIAL ASSETS (Note 1D.13)
	Prepaid expense	27	22
7	Tangible capital assets	4,534	4,170

		4,561	4,192

	ACCUMULATED DEFICIT	(5,842)	(6,328)

Information concerning the Government’s Guarantees, Contractual Obligations, Contingencies and Treaty Land Entitlement Obligations can be found in Notes 6, 7, 8 and 9.

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF REVENUE AND EXPENSE
For the Year Ended March 31, 2007

	($ millions)
	2007	2006
REVENUE
Manitoba Collections:
Retail sales tax	1,277	1,198
Fuel taxes	241	236
Levy for health and education	318	303
Mining tax	96	39
Other taxes	554	509
Fees and other revenue	2,049	2,057
Income taxes:
Corporation income tax	311	373
Individual income tax	2,130	1,949
Net income from Government business enterprises (Schedule 3)	627	958
Federal transfers:
Equalization	1,709	1,601
Canada Health and Social Transfers	1,198	1,157
Shared cost and other	410	345

TOTAL REVENUE	10,920	10,725

EXPENSES
Health	4,005	3,809
Education	2,397	2,291
Family Services and Housing	1,142	1,075
Community, Economic and Resource Development	1,280	1,526
Justice and Other Government	831	820
Debt Servicing (Note 15)	835	810

TOTAL EXPENSES (Schedule 11)	10,490	10,331

SUMMARY NET INCOME (Schedule 9)	430	394

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF ACCUMULATED DEFICIT
For the Year Ended March 31, 2007

	($ millions)
	2007	2006
Opening accumulated deficit, as previously reported	(6,349)	(6,755)

Restatements (Note 4)	21	2

Opening accumulated deficit, as restated	(6,328)	(6,753)

Other Comprehensive Income (Schedule 3)	56	31

Summary net income for the year	430	394

Closing accumulated deficit, as restated	(5,842)	(6,328)

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF CHANGE IN NET DEBT
For the Year Ended March 31, 2007

	($ millions)
	2007	2006
Summary Net Income	430	394

Increase in Prepaid Expense	(5)	(3)
Acquisition of Tangible Capital Assets	(662)	(531)
Amortization of Tangible Capital Assets	292	266
Disposal of Tangible Capital Assets	6	10

	(369)	(258)

Other Comprehensive Income	56	31

Decrease in Net Debt	117	167

Net Debt, beginning of year, as restated	(10,520)	(10,687)

Net Debt, end of year	(10,403)	(10,520)

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF CASH FLOW
For the Year Ended March 31, 2007

	($ millions)
	2007	2006
Cash and cash equivalents provided by (used in) Operating activities:
Summary net income for the year	430	394
Changes in non-cash items:
Temporary investments	85	(56)
Amounts receivable	(44)	41
Valuation allowance	(2)	(31)
Inventories	1	(4)
Prepaids	(5)	3
Accounts payable, accrued charges, provisions and deferrals	196	45
Pension liability	192	206
Amortization of foreign currency fluctuation	6	5
Amortization of debt discount	6	7
Amortization of investment discounts and premiums	1	2
Other Comprehensive Income	56	31
Disposal of tangible capital assets	6	10
Amortization of tangible capital assets	292	266

	1,220	919
Changes in equity in Government business enterprises	(193)	(516)

Cash provided by operating activities	1,027	403

Tangible capital assets
Acquisition of tangible capital assets	(662)	(531)

Cash used in capital activities	(662)	(531)

Investing activities:
Made	(1,150)	(745)
Realized	1,650	899

Cash provided by investing activities	500	154

Financing activities:
Debt issued	2,641	2,928
Debt redeemed	(2,288)	(2,777)

Cash provided by financing activities	353	151

Increase in cash and cash equivalents	1,218	177
Cash and cash equivalents, beginning of year	1,264	1,087

Cash and cash equivalents, end of year	2,482	1,264

SUMMARY FINANCIAL STATEMENTS
NOTES TO THE SUMMARY FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2007
1.	SIGNIFICANT ACCOUNTING POLICIES
A.	General Basis of Accounting

The Summary Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for senior Governments as recommended by the Canadian Institute of Chartered Accountants (CICA), with the following exception:

The financial statements do not reflect the financial position of public school divisions. The financial operations of these school divisions are reflected only to the extent that their operations were financed from or contributed to the Summary Financial Statements. Changes to the GAAP definition of the Government Reporting Entity (GRE) required that school divisions, and other organizations that were previously not included, become part of the GRE effective April 1, 2005. While the other organizations have been included in these financial statements, the school divisions will not be included until the March 31, 2008 fiscal year. The accounting system currently adopted by the school divisions does not provide sufficient information to allow for the consolidation of the school divisions into the Summary Financial Statements in accordance with GAAP. Changes to the school division’s accounting systems are presently underway and the impact of those changes will be reflected in their financial reporting for the year ended March 31, 2008.

B.	The Reporting Entity

Various funds, Crown organizations and Government business enterprises comprising the Government Reporting Entity are listed in Schedule 8.

The Operating Fund and Special Funds Special Purpose Financial Statements report amounts recorded as Government revenue, expense on Government programs, except for the change in liability for unfunded pension benefits, the lending and investment of Government funds, including funds of certain Crown organizations and Government business enterprises and the borrowing and repayment of debt.

To be considered a part of the Government Reporting Entity, an organization must be controlled by the Government. Control, as defined by the CICA Public Sector Accounting Standards Board, is the power to govern the financial and operating policies of another organization with the expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crown organizations are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the Government Reporting Entity. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax and the levy for health and education. Where the fiscal year end dates of Crown organizations are not the same as that of the Government Reporting Entity and their transactions significantly affect the financial statements, their financial results are updated to March 31.

Government business enterprises, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the Government Reporting Entity. They are reported in these Summary Financial Statements using the modified equity method of accounting without adjusting their accounting policies to a basis consistent with that of the Government Reporting Entity. The financial results of enterprises are not updated to March 31 where their fiscal year end is not the same as that of the Government Reporting Entity, except when transactions which would significantly affect the Summary Financial Statements occur during the intervening period. Inter-entity accounts and transactions with Government business enterprises are not eliminated, nor are normal operating inter-entity transactions disclosed separately. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3.

SUMMARY FINANCIAL STATEMENTS
D.	Basis of Specific Accounting Policies

Government of Canada Receipts

Transfer payments from the Government of Canada include all accruals determined before June 15 each year for current year entitlements that have been authorized by March 31, that can be reasonably estimated and for which any eligibility criteria have been met.

The Province’s share of individual and corporation income tax is recorded based upon cash receipts to March 31 plus an accrual of adjustments determined before June 15 each year.

Other Revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

Expenses

All expenses incurred for goods or services received are recorded on an accrual basis. Exceptions to this policy involve the acquisition of inventories acquired for the Government’s use that are reflected as expenses when incurred.

Expenses include provisional amounts recorded in anticipation of costs which are quantifiable and have been identified as obligations. Government transfers are recognized as expenses in the period during which the transaction is authorized and any eligibility criteria are met.

Gross Accounting Concept

Revenues and expenses are recorded in gross amounts with the following exceptions:
1)	Refunds of revenue are treated as reductions of current year revenue.

2)	Decreases in valuation allowances previously provided are treated as reductions to expense.

3)	Recoveries of the debt servicing costs on self-sustaining debt of Government business enterprises are recorded as a reduction of debt servicing expense.
Liabilities and Assets
1)	All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Province of Manitoba held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31 adjusted for any forward foreign exchange contract entered for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

2)	The amount of the pension liability is based on actuarial calculations. When actual experience varies from actuarial estimates, the adjustments needed are amortized over the expected average remaining service life of the employee groups.

3)	The amount of the liabilities for severance, Long Term Disability Income Plan liability and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income plan and the workers compensation claims are recognized as they arise.

SUMMARY FINANCIAL STATEMENTS
4)	The year end translation adjustments reflecting the foreign currency fluctuation from the value at the issue date are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call and these gains and losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

5)	Loans, advances and long-term investments are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful or when the value of the investment is impaired. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the related debt issue.

6)	Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in foreign currency are translated at the exchange rate in effect on the transaction date.

7)	Premiums paid on interest rate options are amortized monthly starting from the date the income is received over the period of the applicable agreement. If the option is exercised, the premium is amortized over the period from the date of receipt to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue.

8)	Inventories held for resale are recorded at the lower of cost and net realizable value.

9)	The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Province include all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying cost associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

A tangible capital asset received as a donation is recorded at its fair market value with the same amount being shown as deferred revenue which is amortized to revenue on the same basis as the asset is amortized. Where the acquisition cost of a tangible capital asset is shared with other jurisdictions under a shared cost agreement, such contributions are recorded as revenue. Certain assets which have historical or cultural value including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in Government financial statements.

In 2006, the CICA issued a revision to Section PS 3150 Tangible Capital Assets recommending that capital grants not be netted against the cost of the related tangible capital asset. Effective April 1, 2006 the Government changed its accounting policy on a prospective basis to comply with this recommendation. Capital grants received from other governments under a shared cost agreement are now recorded as revenue. Previously, they were deducted from the cost of the related asset with any amortization calculated on the net amount. The amount of capital grants received during the year was $82 million.

SUMMARY FINANCIAL STATEMENTS
10)	Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and Leasehold Improvements
Buildings	25 to 40 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	10 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	4 to 15 years
Infrastructure Assets
Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 years
Provincial Highways, Roads and Airstrips	10 to 40 years
Dams and Water Management Structures	40 years
One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is available to be put into service.

11)	During the 2000/01 fiscal year, the Federal Government created a Health Equipment and Infrastructure Fund for investment in new medical equipment. The Province’s share of this fund was $37 million. Funding from the Health Equipment and Infrastructure Fund has been treated as deferred revenue and will be brought into revenue based on actual purchases of equipment according to a defined schedule.

During the 2002/03 fiscal year, the Federal Government created a Diagnostic and Medical Equipment Fund for investment in new medical equipment. The Province’s share of this fund was $54 million. Funding from the Diagnostic and Medical Equipment Fund has been treated as deferred revenue and will be brought into revenue based on actual purchase of equipment according to a defined schedule.

12)	Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

13)	In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

14)	Effective for the 2005/06 fiscal year, the Government adopted an accounting policy regarding the recognition and measurement of environmental liabilities. An environmental liability for contaminated sites is recorded when contamination is identified, and when the Government is obligated, or likely to become obligated, to incur remediation costs due to reasons of public health and safety, contractual arrangements, or compliance with environmental standards which are set out in any act or regulation (federal, provincial, municipal) recognized by the Government. The liability is based upon remediation costs determined on a site-by-site basis, measured as incremental direct costs, reduced by estimated recoveries from third parties, and discounted where possible to reflect the time value of money.

SUMMARY FINANCIAL STATEMENTS
For past liabilities arising from contaminations or obligating events on or before March 31, 2005, there is a transition period (April 1, 2006 to March 31, 2009) to identify and record such liabilities. These liabilities will be recorded as an increase to the accumulated deficit until March 31, 2009. Subsequent to that, any past liability not previously recorded or sufficiently provided for will be recorded as an expense.
For liabilities arising from contaminations or obligating events after March 31, 2005, the amounts are recorded as an expense when identified.
E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable possible amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exist in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accruals for pension obligations, accruals for environmental obligations and allowances for doubtful loans and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Federal Government and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Province’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual of environmental obligations is based upon the identification of all sites where environmental damages have occurred that are the Province’s responsibility to mitigate and the quantification of what the actual liability will be based upon impact studies. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectibility and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.
2.	CASH, CASH EQUIVALENTS AND TEMPORARY INVESTMENTS

Cash and cash equivalents include cash and short-term investments that can be converted to cash. Cash and cash equivalents are recorded at cost, which approximates market value. Investment revenue earned on cash equivalents during the year was $69 million (2006 — $41 million).

Temporary investments are recorded at the lower of cost and market value. As at March 31, 2007, the cost of temporary investments was $238 million (2006 — $323 million) with a market value of $238 million (2006 — $323 million). Investment revenue earned on the temporary investment funds during the year was $17 million (2006 — $20 million).

3.	PORTFOLIO INVESTMENTS

Portfolio investments are recorded at the lower of cost and net realizable value with the exception of amounts invested with the Civil Service Superannuation Fund and the Teachers’ Retirement Allowances Fund which are recognized at fair value. As at March 31, 2007, the carrying value of portfolio investments was $2,468 million (2006 — $2,605 million) with a market value of $2,500 (2006 — $2,641). Portfolio investments earned $268 million during the year (2006 — $268 million).

SUMMARY FINANCIAL STATEMENTS
A.	Pension Assets

Portfolio investments include amounts invested with the Civil Service Superannuation Fund and the Teachers’ Retirement Allowances Fund. These investments represent funds set aside for the future retirement of the pension liability. These investments earn the respective Fund’s annual rate of return and reflect both the realized gains or losses on sale of investments and unrealized market gain or loss for the year. Investment income earned for the year was $67 million (2006 — $61 million). The fair value of these investments as at March 31, 2007 was $699 million (2006 — $537 million). These Funds are balanced funds and the investments consist primarily of cash equivalents, equities, bonds, mortgages and real estate.

B.	Sinking Funds

Portfolio investments also include sinking funds of $1,718 (2006 — $1,997). Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Minister of Finance may authorize, by directive, the amount, if any, to be allocated to the Government’s sinking fund. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. In addition, the Government’s sinking fund is invested principally in securities issued or guaranteed by Canadian provinces.

Sinking funds are recorded at the lower of cost and market value. As at March 31, 2007, sinking funds had a cost of $1,718 million (2006 — $1,997 million) and a market value of $1,750 million (2006 — $2,033 million). Investment revenue earned on the sinking funds during the year was $196 million (2006 — $204 million).

As provided by The Manitoba Hydro Act, the Manitoba Hydro-Electric Board (Hydro) is required to provide, prior to its fiscal year end in each year, amounts for sinking funds which are not less than the sum of i.) 1% of the principal amount of Hydro’s outstanding debt on the preceding March 31 and, ii.) 4% of the balance of cash and book value of securities in the sinking fund at such date. Sinking funds are invested in Government bonds and the bonds of highly rated corporations and financial institutions. Interest earned on money and securities in the sinking fund is paid to Hydro (Schedule 3).

The sinking funds are allocated as follows

	($ millions)
	2007	2006
Province of Manitoba	2,504	2,142
Crown Corporations	12	11

Total sinking funds	2,516	2,153
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(798)	(156)

Total sinking funds held as portfolio investments	1,718	1,997

4.	ADJUSTMENTS TO ACCUMULATED DEFICIT

In the March 31, 2007 fiscal year, restatements to the March 31, 2006 accumulated deficit and net income for the year were made compliance with our accounting policies or the correction of errors.

Adjustments were made to the opening accumulated deficit for the March 31, 2006 fiscal year to recognize additional environmental liabilities ($20 million increase).

Adjustments were made to the opening accumulated deficit for the March 31, 2006 fiscal year to apply changes due to correction of errors. During the year, the Government corrected an accounting error related to the recognition of individual income tax revenue in the 2003/04 fiscal year. This error resulted in an understatement of a loan payable to the Federal Government in the amount of $2 million and a corresponding overstatement of income tax revenue ($2 million increase). An adjustment was made to reflect a correction in opening equity upon the consolidation of the four Winnipeg based community hospitals with the Winnipeg Regional Health Authority ($2 million increase). An adjustment was made to correct over accruals on health care deficits ($26 million decrease).

SUMMARY FINANCIAL STATEMENTS
The net effect of these adjustments is a $2 million decrease to March 31, 2006 opening accumulated deficit.

This change in the health care deficit accruals also resulted in an increase to 2006 summary net income of $21 million. A further adjustment was made to reflect healthcare self-sustaining borrowings incorrectly eliminated on consolidation. This correction resulted in a $2 million decrease to the 2006 summary net income. The net effect of these corrections resulted in an increase of $19 million to the 2006 summary net income and a decrease in the opening March 31, 2007 accumulated deficit of $21 million.

5.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The category definitions are as follows:

Utility:

An enterprise which provides public utility services for a fee.

Insurance:

An enterprise which provides insurance coverage services to the public for a fee.

Finance:

Enterprises which provide regulatory control and are revenue generating, or enterprises which use economy of scale to deliver goods and services to non-government clients.

Resource Development:

Enterprises charged with the development of various industries and/or the delivery of various goods and services which will assist the provincial economy.

Included in the equity in Government business enterprises are equities which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs.

Equity in Government business enterprises is comprised of:

	($ millions)
	2007	2006
Restricted Equity in Government Business Enterprises:

Manitoba Hydro-Electric Board	1,407	1,285
Manitoba Public Insurance Corporation	264	257
Workers Compensation Board	247	184

	1,918	1,726

Unrestricted Equity in Government Business Enterprises:

Manitoba Lotteries Corporation	5	5
Manitoba Product Stewardship Corporation	2	2
Manitoba Public Insurance Corporation	8	7

	15	14

Equity in Government Business Enterprises	1,933	1,740

SUMMARY FINANCIAL STATEMENTS
6.	GUARANTEES

The Government Reporting Entity has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and other securities. Debt guaranteed by the Province is guaranteed as to principal and interest until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are as follows:

	Authorized	($ millions)
	Limit	2007	2006
Canada Mortgage and Housing Corporate Mortgages	1	—	—
Manitoba Business Start Program	5	1	1
Manitoba Agricultural Services Corporation (Note a)		66	59
Manitoba Housing and Renewal Corporation (Note b)		5	6
Rural Entrepreneur Assistance Program (Note c)	16	4	4
Manitoba Student Financial Assistance Program (Note d)	20	5	7
Rural Municipality of Richot	1	1	1

		82	78
Manitoba Grow Bonds		5	5

Total guarantees outstanding		87	83

The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantee. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees. Provision for future losses on guarantees in the amount of $20 million (2006 — $20 million) has been recorded in the accounts.
Note a – The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs: Guaranteed Operating Loan Program – guarantees each participating lending institution 25% of the respective value of loans made under this program.
Manitoba Cattle Feeder Associations Loans Guarantees – for each association, guarantee 25% of the loan to a maximum guarantee of $1 million.
Diversification Loan Guarantee Program – guarantees 25% of loans made by participating lenders, for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.
Enhanced Diversification Loan Guarantee Program – eliminated lender pooling of guarantees and the maximum of $3 million for qualifying loans.
Note b – The Manitoba Housing and Renewal Corporation has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.
Note c – The Province provides guarantees on new and expanding small or home business loans, with a five year term.
Note d – The Government guarantees three types of student loans issued in the past thirteen years:
i.	Guaranteed loans: issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed should the loan be deemed to be in default.

ii.	Limited risk loans: issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

iii.	Non-risk loans: issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.

SUMMARY FINANCIAL STATEMENTS
7.	CONTRACTUAL BLIGATIONS
A.	Operating Obligations

The Government Reporting Entity has made future obligations under long-term contracts that cover the rental of tangible capital assets. These financial obligations as at March 31 are as follows:

	Government		($ millions)
	Business		Total
	Enterprises	Other	2007	2006
Rental of tangible capital assets	63	180	243	206

The Government Reporting Entity has obligations which are not capital in nature, related primarily to future loans and grants and the maintenance of desktop equipment totalling $87 million (2006 — $79 million).

B.	Capital Obligations

The Government Reporting Entity has approved long-term financial arrangements.

Future Obligations:

	Government		($ millions)
	Business		Total
	Enterprises	Other	2007	2006
Tangible capital assets, infrastructure and other capital	213	266	479	215
Approved mortgages	—	17	17	21

	213	283	496	236

The Manitoba Hydro-Electric Board made a commitment towards the construction of an office building in downtown Winnipeg. Construction on this building is underway.
The Government has undertaken to expand the Red River Floodway. Through the Manitoba Floodway Authority, the Government is a party to a funding agreement with the Government of Canada for a $324 million (2006 — $240 million) expansion project and has agreed to provide $162 million (2006 — $120 million) towards the expansion project. During the 2007 fiscal year, both parties announced $341 million additional funding for the project, bringing the total funding to $665 million. A formal agreement for this additional funding has not been finalized.
The Government has made contractual obligations against future appropriations that cover the purchase or development of tangible capital assets. Funding is provided annually from appropriations of the Capital Budget. These obligations as at March 31 are as follows:

	($ millions)
	2007	2006
Buildings	35	3
Transportation	39	34
Dams and Water Management Structures	—	2
Equipment	2	—

	76	39

SUMMARY FINANCIAL STATEMENTS
C.	Purchase of Winnipeg Hydro

The Purchase of Winnipeg Hydro Act received Royal Assent on August 9, 2002. In the 2003 fiscal year, the Manitoba Hydro-Electric Board entered into an agreement with the City of Winnipeg to purchase all of the net assets of Winnipeg Hydro. The consideration principally consisted of annual payments to the City of Winnipeg of $25 million per annum in years 2002 to 2006, $20 million per annum in years 2007 to 2010, and $16 million per annum in year 2011 and each year thereafter. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million.
8.	CONTINGENCIES

The Government has been named in various legal actions, including treaty land entitlements. No provision has been made at March 31, 2007 in the accounts where the final results are uncertain.
A.	Disaster Financial Assistance

A provision has been made at March 31, 2007 for all flood claims and other disaster financial assistance. The final amount of the Government’s share of these costs under shared cost agreements is uncertain at the date these financial statements were issued.

B.	Northern Development Projects

The Province is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.

Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects. Comprehensive settlements have been reached with all communities except Cross Lake.

In recognition of all anticipated payments, Hydro has recorded a total liability of $132 million (2006 — $121 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.

C.	Canadian Blood Services

Most provinces, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. The March 31, 2006 audited financial statements of Canadian Blood Services indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2006 is $198 million (2005 — $174 million). The related assets as at March 31, 2006 total $239 million (2005 — $208 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, as at March 31, 2006, the Province of Manitoba’s share of the provision for future claims is offset with designated assets which at that point exceed the provision. In addition, there is reinsurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2006. March 31, 2007 figures are not available for comparison.
9.	TREATY LAND ENTITLEMENT OBLIGATIONS

To meet Manitoba’s obligation under treaty land entitlement agreements, approximately 295,848 acres of provincial Crown land have been transferred to the Government of Canada for First Nations.

SUMMARY FINANCIAL STATEMENTS
Manitoba’s obligations under the Treaty Land Entitlement Framework Agreement requires the setting aside of 985,949 acres of Crown land. To date, 843,878 acres have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, including mines and minerals and other interests normally reserved for the Government under the Crown Land Act or any other statute.

10.	ENVIRONMENTAL ISSUES

The Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment.

11.	PENSION PLANS

The Government of the Province of Manitoba supports ten separate pension plans. These include the Civil Service Plan (CSP), the Teachers’ Plan, the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan (LAPP), the University of Manitoba Pension Plans, the Brandon University Retirement Plan, the Healthcare Employees Pension Plan (HEPP), the Judges’ Supplemental Pension Plan, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) and the University of Winnipeg Pension Plan. HEPP offers retirement benefits to employees of health care facilities. The pension plans for the Universities of Manitoba, Winnipeg and Brandon and HEPP are fully funded. There are no unfunded liabilities reported by the actuaries of the university pension plans and HEPP.

The Government is required, under the amended provisions of The Balanced Budget, Debt Repayment and Taxpayer Accountability Act, to set aside funds beginning in 2000/01, to address the Government’s unfunded pension liability. The minimum annual contribution must be sufficient to equal the contributions made by employees and teachers hired on or after April 1, 2000. While the minimum contribution for the year ended March 31, 2007 was $26 million (2006 — $21 million), the Government set aside $85 million (2006 — $85 million) in the pension assets. These funds are separately invested and maintained in trust accounts with Civil Service Superannuation Fund (CSSF) and Teachers’ Retirement Allowances Fund (TRAF) for the Government and are increased by the rate of return of the funds. Portfolio investments held in the CSSF and in the TRAF for the Government, from funds that it set aside for the future retirement of its pension liability amount to $699 million at March 31, 2007 (2006 — $537 million).

The actuarial valuations were based on a number of assumptions about future events, such as interest rates, wage and salary increases, inflation rates and rates of employee turnover, disability and mortality. Information about the economic assumptions used in the most recent actuarial valuations is provided below. Demographic assumptions used in the valuations reflect the experience of the plans.

		Real Rate	Inflation	Investment Rate
Plan	Latest Valuation	of Return	Rate	of Return
Civil Service	December 31, 2004	4.00%	2.50%	6.50%
Teachers’	January 1, 2004	4.25%	2.50%	6.75%
MLA	March 31, 2006	3.25%	2.75%	6.00%
LAPP	March 31, 2006	3.25%	2.75%	6.00%
U of Manitoba – 1970 Plan	December 31, 2003	4.00%	2.50%	6.50%
U of Manitoba – 1993 Plan	December 31, 2005	3.50%	2.50%	6.00%
Brandon University	December 31, 2006	3.25%	2.50%	5.75%
HEPP	December 31, 2006	3.50%	3.00%	6.50%
Judges’ Supplemental	March 31, 2003	3.25%	2.75%	6.00%
WCFSP	December 31, 2006	3.00%	2.00%	5.00%
University of Winnipeg	December 31, 2004			6.50	%[1], 6.00%[2]

[1]	pre-retirement rate of return

[2]	post-retirement rate of return
During the year, no amendments were made to any of the Plans.

SUMMARY FINANCIAL STATEMENTS
The components of the unfunded pension liability and expense are as follows:

	($ millions)
	Pension	Pension
	Expense	liability
	2007	2007	2006
Civil Service Plan
Pension Liability	161	1,793	1,704
Unamortized Net Actuarial Gains		8	14

Teachers’ Plan
Pension Liability	234	2,370	2,271
Unamortized Actuarial Losses		(73)	(82)

Members of the Legislative Assembly
Pension Liability	2	29	30
Unamortized Actuarial Gains		3	3

Legislative Assembly Pension Plan	—	—	1

Judges’ Supplemental Pension Plan	3	29	26

Other Plans	24	—	—

	424	4,159	3,967

The pension liabilities of Government business enterprises are disclosed in Schedule 3.
The various pension plans have been established by legislation to administer various pension and insurance trust funds to which the Government Reporting Entity contributes but over which the Government Reporting Entity has no power of appropriation. The total assets as at December 31st are as follows:

	($ millions)
	2006	2005
Civil Service Superannuation Fund	3,858	3,410
Teachers’ Retirement Allowances Fund	3,082	2,693
Legislative Assembly Pension Plan	1	—
University of Manitoba Pension Plans	1,048	968
Brandon University Retirement Plan	103	93
Healthcare Employees Pension Plan	3,418	2,978
Winnipeg Child and Family Services Employee Benefits Retirement Plan	31	42
University of Winnipeg Pension Plan	140	127

	11,681	10,311

A.	Civil Service Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

As at March 31, 2007, the CSP had approximately 43,300 (2006 — 42,500) participants including active members, retired employees and former employees with entitlements.

Certain amendments to the CSSA were made in 1992 which required that the CSSF establish and fund a separate account in an amount sufficient to cover the Government’s share of pension costs attributable to the 1992 amendments to the CSSA. The CSSF account maintained on behalf of the Government at March 31, 2007 was $50 million (2006 — $44 million).

SUMMARY FINANCIAL STATEMENTS
Effective December 15, 2000, the CSP was amended to include improved benefits. The cost of the plan amendments is fully funded from actuarially determined employee surpluses with no additional cost to the employer. The following describes the current terms of the CSP, with the previous terms indicated within brackets.

The lifetime pension calculation equals 2% of a member’s best five years average yearly pensionable earnings multiplied by pensionable service, minus 0.4% (previously 0.6%) of the average Canada Pension Plan (CPP) earnings for the same period multiplied by pensionable service since January 1, 1966.

The CSSA requires that employees contribute 6.0% (previously 5.1%) of pensionable earnings up to the CPP maximum earnings, and 7.0% of pensionable earnings above the maximum. 89.8% of contributions are used to fund basic benefits and 10.2% of contributions are allocated for indexing benefits. Contributions continue until the employee’s retirement or other termination from service. Employee contributions for the year ended March 31, 2007 amounted to $76 million (2006 — $76 million).

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the consumer price index for Canada.

The Government does not make contributions to the CSSF during employees’ service. By legislation, however, it is required to pay 50% of the pension disbursements made from the CSSF. For the year ended March 31, 2007, payments of $111 million (2006 — $99 million) were made to the CSSF.

An actuarial report was completed for CSSF as of December 31, 2004, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $1,801 million as at March 31, 2007 (2006 — $1,718 million), which includes net unamortized actuarial gains of $8 million (2006 — $14 million). The increase in liability includes current year interest of $121 million (2006 — $115 million). The December 31, 2004 report disclosed an actuarial loss of $22 million which will be amortized over the 15 year expected average remaining service life of the employee groups. This actuarial loss has been combined with the actuarial loss from the December 31, 2001 actuarial report and the actuarial gain from the December 31, 1998 actuarial report. The 2007 combined amortization was a $6 million decrease to expenses (2006 — $5 million).

B.	Teachers’ Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

As at March 31, 2007, the Teachers’ Retirement Allowances Fund (TRAF) had approximately 31,600 (2006 — 32,200) participants including active members, retired teachers and former teachers with entitlements.

The lifetime pension calculation is based upon the lesser of A or B:
A)	The years of service prior to July 1, 1980, multiplied by 2% and the average salary of the best 7 of the final 12 years of service and years of service after July 1, 1980, multiplied by 2% and the average salary of the best 5 of the final 12 years of service;

less

The years of service from January 1, 1966, to July 1, 1980, multiplied by .6% and the average annual salary up to the yearly maximum pensionable earnings for the same period and years of service after July 1, 1980, multiplied by .6% and the annual salary up to the yearly maximum pensionable earnings for the same period.

B)	70% of the weighted average annual salary of the member in the 7 and 5 year periods used above.

SUMMARY FINANCIAL STATEMENTS
The TPA requires that teachers contribute 6.8% (prior to September 1, 2005 — 5.7%) on pensionable earnings up to the CPP maximum earnings, and 8.4% (prior to September 1, 2005 — 7.3%) on pensionable earnings above the maximum. 83.4% of contributions are used to fund basic benefits and 16.6% of contributions are allocated for indexing benefits. Contributions continue until the teacher’s retirement or other termination from service. Teacher contributions for the year ended March 31, 2007, amounted to $66 million (2006 — $61 million).

Indexing benefits are not guaranteed and are paid only to the extent that one half of the pension adjustment does not result in an unfunded pension liability in TRAF.

The Government does not make contributions to TRAF during teachers’ service. By legislation, however, it is required to pay 50% of the pension disbursements and other disbursements made by TRAF as provided for in the TPA. For the year ended March 31, 2007, payments of $126 million (2006 — $115 million) were made to TRAF.

An actuarial report was completed for TRAF as of January 1, 2004, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $2,297 million as at March 31, 2007 (2006 — $2,189 million), which includes unamortized actuarial losses of $73 million (2006 — $82 million). The increase in liability includes current year interest of $152 million (2006 — $145 million). The latest actuary’s calculation disclosed an actuarial loss of $4 million which will be amortized over the 12.5 year expected average remaining service life of the employee groups, commencing in the 2005/06 fiscal year. This actuarial loss has been combined with the actuarial loss from the January 1, 2001 actuarial report and actuarial loss from the 2004 funding valuation. The 2007 amortization expense was $9 million (2006 — $9 million).

C.	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA). For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April, 1995. For those elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. As at March 31, 2007, there are 115 (2006 — 115) plan members who are entitled to receive future pension benefits in accordance with the LAA.

The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

An actuarial report was completed for the MLA plan as of March 31, 2006, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $32 million as at March 31, 2007 (2006 — $33 million), which includes unamortized actuarial gains of $3 million (2006 — $3 million). The change in liability includes current year interest of $2 million (2006 — $2 million). The March 31, 2006 report disclosed an actuarial gain of $0.5 million which will be amortized over the 8 year expected average remaining service life of the MLAs. This actuarial gain has been combined with the actuarial gains from the March 31, 2000 and March 31, 2003 actuarial reports. The 2007 combined amortization was a $0.7 million decrease to expenses (2006 — $0.6 million).

Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis, consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP while an active member of the Legislative Assembly, the Government’s contribution would be refundable.

SUMMARY FINANCIAL STATEMENTS
D.	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective April 1, 2004 that provides pension benefits to eligible Members of Legislative Assembly (MLA) who elect to participate in the plan. The following persons may elect to become members of the plan:
a)	a person who is an MLA when the plan is registered;

b)	a person who becomes an MLA after the plan is registered

c)	a person who
i)	was an MLA on May 2, 2003, and has not since been re-elected, and

ii)	wishes to purchase a period of pensionable service in respect of his or her membership in the Assembly during the period from April 25,1995, to June 2, 2003.
The calculation of monthly pension benefits under the plan is determined by the following formula:
2% x S x Y / 12
In this formula:
S	is the average of the best five-year annual salaries received by the member during the years for which he or she accrued pensionable service or, if less than five years the average of the annual salaries for that period.

Y	is the lesser of
(i)	35, and

(ii)	the total number of years of pensionable service.
The pension is reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Participation in the plan is voluntary. For existing and eligible former MLAs, there was a six month time limit placed on the decision of whether to join the plan commencing once the Pension Commissioner established Regulations respecting his decisions. This six –month period for existing and former eligible MLAs ended on January 20, 2007. The same six month option period is to be made available for newly elected MLAs. Employee contributions are deducted at 7% of the total annual indemnity and allowance for MLA expenses. The balance of the current service cost, and any other special payments, are to be paid by the Province.

As at March 31, 2007 there were 50 members contributing to the plan (2006 – 3), and the total employee and the Province’s assets as at March 31, 2007 are estimated to be $1.8 million.

An actuarial report was completed for the Legislative Assembly Pension Plan as at March 31, 2006, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. An updated projection was provided by the Plan’s actuary based on the Plan’s Statement of Net Assets Available for Benefits as at December 31, 2006. The Government’s net liability for accounting purposes has been projected by the actuary to be $0.1 million as at March 31, 2007 (2006 $1.2 million).

E.	University of Manitoba

The University of Manitoba administers the University of Manitoba Pension Plan (1970), The University of Manitoba GFT Pension Plan (1986) and The University of Manitoba Pension Plan (1993). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

SUMMARY FINANCIAL STATEMENTS
The University of Manitoba Pension Plan (1970) and University of Manitoba Pension Plan (1993) are both money purchase plans with a defined benefit minimum. The funding for the plans requires a matching contribution from the University and the employees. The surplus from the plans, and the matching contribution, is adequate to fund the plans and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act. The plans are not indexed.

As at December 31, 2006, the University of Manitoba Pension Plans had 5,495 active members (2005 — 5,359), and 1,026 pensioners (2005 — 985). The plans do not offer deferred pension elections.

The actuarial present value of accrued pension benefits has been determined using the projected unit credit actuarial cost method and assumptions developed by reference to expected long-term market conditions. An actuarial valuation effective December 31, 2003 was completed in 2004 for the 1970 plan, by Eckler Partners Ltd., a firm of consulting actuaries. The results of this valuation have been extrapolated by Eckler Partners Ltd. to December 31, 2006. An actuarial valuation of the 1993 plan, effective December 31, 2005 was completed in 2006. As at December 31, 2006, the University of Manitoba Pension Plan (1970) and The University of Manitoba Pension Plan (1993) were in an actuarial surplus of $1 million (2005 — $1 million) and $25 million (2005 — $6 million), respectively. The University of Manitoba cannot access this surplus and, as a result, no asset has been recorded in the Province’s Summary Financial Statements.

The University of Manitoba recognized expenses equal to its contributions of $15 million (2006 — $14 million) for the 1970 Plan and for the 1993 Plan for the fiscal year ended March 31, 2007. Employee contributions for the year ended December 31, 2006 were $15 million (2005 — $14 million).

The next full actuarial valuation of the plans will be as at December 31, 2006 and will be completed in 2007.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan. The University’s contributions to this plan were $2 million in 2007 (2006 — $1 million).

F.	Brandon University

The Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees. The surplus from the plan and the matching contribution is adequate to fund the plan and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act.

As at December 31, 2006, the Brandon University Retirement Plan had 486 active members (2005 — 469), 208 pensioners (2005 — 206), and 56 deferred pensioners (2005 — 50).

The actuarial present value of accrued pension benefits has been determined using the accrued benefit method prorated on service and using assumptions recommended by the actuary and approved by the Trustees. An actuarial valuation was completed as at December 31, 2006 by Eckler Partners Ltd., a firm of consulting actuaries. As at December 31, 2006, the Brandon University Retirement Plan was in an actuarial surplus of $4 million (2005 — no actuarial surplus). The Brandon University cannot access this surplus and, as a result, no asset has been recorded in the Province’s Summary Financial Statements.

The Brandon University recognized expenses equal to its contributions of $2 million (2006 — $2 million). Employee contributions for the year ended December 31, 2006 were $1 million (2005 — $1 million).

The next full actuarial valuation of the plan will be as at December 31, 2009 and will be completed in 2010.

SUMMARY FINANCIAL STATEMENTS
G.	Healthcare Employees Pension Plan — Manitoba

The Healthcare Employees Pension Plan — Manitoba (HEPP) was established in 1997 to meet the retirement needs of Manitoba’s healthcare employees and their beneficiaries. Benefits accrued from January 1, 1997 are administered in accordance with the HEPP Plan Text and governing agreements. Benefits accrued up to and including December 31, 1996 are administered in accordance with previous plans. HEPP is governed by an independent, 12 member Board of Trustees representing both union and employer participants. The Trustees are responsible for the custody of the plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

HEPP is a defined benefit pension plan. The lifetime pension calculation is based on an amount equal to:
▪	1.5% of a member’s highest average earnings up to the Canada Pension Plan Yearly Maximum Pensionable Earnings (YMPE), and,

▪	2.0% of a member’s highest average earnings over the YMPE,

▪	multiplied by a member’s years of contributory service. The highest average earnings are determined by averaging the best five years of annualized pensionable earnings in the past eleven years prior to termination, retirement or death.
Ad hoc cost of living adjustments (COLAs) to pension benefits are reviewed every year. Members who retired on or before July 1, 2000, disabled members, and deferred vested members received a 2.34% ad hoc COLA effective January 1, 2002. COLAs were not granted for year ended December 31, 2006.

As at December 31, 2006, HEPP had 36,961 active and disabled members (2005 — 36,818), 8,716 deferred vested members (2005 — 7,353), and 10,691 retired members (2005 — 10,151). There are currently 186 participating employers (2004 — 180).

The Plan Text requires that an annual actuarial valuation be performed on both a going concern basis and a solvency basis by an independent actuary. Towers Perrin, a firm of consulting actuaries, prepared the most recent actuarial valuation as at December 31, 2006, using the projected unit credit actuarial cost method. As at December 31, 2006, HEPP had a going concern actuarial surplus of $11 million (2004 — $5 million). The employers cannot access this surplus and, as a result no asset has been recorded in the Province’s Summary Financial Statements.

Employer contributions for the year ended December 31, 2006 were $84 million (2005 — $72 million). Employee contributions equalled the employer contributions.

H.	Judges’ Supplemental Pension Plan

The supplemental pension benefit for judges was determined to be the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under the Civil Service Superannuation Act (CSSA) as described above in note 11A.

The present supplemental pension benefit for judges was effective July 1, 1992. It was based upon the first Judicial Compensation Committee report of June 7, 1991. Since that time, five successive Judicial Compensation Committees have been duly appointed and amendments have been implemented to the supplemental benefits available under the Judges’ Supplemental Pension Plan.

The current supplemental pension, including amendments introduced by the most recent Judicial Compensation Committee, is summarized as follows:
▪	The supplemental pension plus the pension provided under the CSSA results in an accrual rate of 3.00% for each year of service as a judge,

▪	A cap of 70% of earnings on the combined judge’s supplemental pension and Civil Service Superannuation Pension,

▪	The overall limit that the judge’s supplemental service not exceed 23.5 years.
As at March 31, 2007, there are 67 (2006 — 63) plan members who are entitled to receive future pension benefits in accordance with the plan.

SUMMARY FINANCIAL STATEMENTS
An actuarial report was completed for the Judges’ Supplemental Pension Plan as at March 31, 2003, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s liability for accounting purposes has been calculated to be $29 million as at March 31, 2007 (2006 — $26 million). The increase in liability includes current year interest of $2 million (2006 — $1 million).

I.	Winnipeg Child and Family Services Employee Benefits Retirement Plan

The Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) was established effective December 29, 2003. The WCFSP applies to employees of the former Winnipeg Child and Family Services Agency who transferred to the Department of Family Services and Housing and the terms apply to those who retire or terminate employment on or after December 29, 2003. These employees were previously members of the United Way Agencies’ Employee Benefits Retirement Plan (UWARP). Under a Special Pension Transfer Agreement, the services and benefits earned by those employees were transferred from UWARP to the WCFSP.

At December 31, 2006, the WCFSP had 1 active (2005 — 1), 267 deferred members (2005 — 319), and 148 pensioners (2005 — 138).

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum.

The employer is required to make monthly contributions actuarially determined to provide for the normal cost of the benefits accruing to members and to provide for the proper amortization of any unfunded liability or solvency deficiency. Currently that contribution has been established at an amount equal to employee contributions. Solvency deficiency, identified in previous actuarial valuations was eliminated as a result of payments made by the Government combined with investment gains (2006 solvency deficiency was estimated to be $1.2 million).

The WCFSP reflects the pension benefits earned by its members for service until June 27, 2004. Except for one remaining active plan member, no further pensionable service entitlements will accrue in the WCFSP after June 27, 2004. Subsequent to June 27, 2004, all but one active members of the WCFSP became members of the Civil Service Plan (CSP) and began earning pension benefit entitlements under the CSP. The pension benefits for all future service of the former WCFSP members will accrue under the CSP.

An actuarial report was completed for the WCFSP as at December 31, 2006, by Ellement & Ellement. The WCFSP has a solvency surplus of $0.3 million and a solvency ratio of 101.2% at the valuation date.

J.	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians and are not recorded in the accounts of the University.

The University of Winnipeg Pension Plan (UWPP) was established as a contributory defined benefit pension plan at September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

SUMMARY FINANCIAL STATEMENTS
An actuarial valuation of the UWPP was completed as at December 31, 2004 by Eckler Partners Ltd., a firm of consulting actuaries, and the results of this valuation were extrapolated by them to December 31, 2006. The actuary’s extrapolation confirms that the defined benefit segment of the Plan has a solvency deficiency estimated to be $9.3 million as at December 31, 2006 (a favourable change from 2005 — $15 million deficiency). The University would normally be required under the Pension Benefit Act to make additional annual payments of $3.4 million over a five year period to retire this solvency deficiency. However, the Provincial Government has provided the University with an amnesty that enables the University to elect to defer the annual solvency payments over three years. The University made this election in September, 2005. This plan also has a going concern deficiency of $3.7 million, which will be funded by annual payments of $0.4 million over a 15 year period.
As at December 31, 2006, the University of Winnipeg Pension Plan had 670 active members (2005 — 663), 202 pensioners (2005 — 198), and 89 deferred pensioners (2005 — 79).

The University of Winnipeg recognized expenses equal to its contributions of $3 million (2005 — $3 million). Employee contributions for the same period were $2 million (2005 — $2 million).
The next full actuarial valuation of the plan will be as at December 31, 2007 and will be completed in 2008.
Contingency:
On December 8, 2006, the Superintendent of Pension Plans issued an Order requiring the University to develop and implement a written governance framework, and pay a lump sum amount estimated to be $6.2 million, plus interest of about $2 million, into the Plan, for the benefit of defined benefit members, in relation to the undistributed portion of their proportionate share of the Plan surplus, as determined by the Plan Actuary in 1999.

The University has appealed the Superintendent’s decision to the Pension Commission, and is seeking that the Order be quashed. The appeal proceedings before the Pension Commission have commenced, but the outcome will not be determined for some time. The decision of the Commission may be further appealed to the Manitoba Court of Appeal, and the University has taken the position before the Commission, that the Order should be stayed until all legal proceedings are concluded. No payment, pursuant to the Order has been made, and no provision has been made for such future payment in these financial statements or those of the Plan.
12.	LONG TERM DISABILITY INCOME PLAN

The Government guarantees payments of long term disability benefits for all employees covered by the Long Term Disability Income Plan that was established on April 1, 1984. An actuarial valuation report was completed for the Long Term Disability Plan as of March 31, 2007 which determined the Government’s liability. The report provides a formula to update the liability on an annual basis. The Government’s actuarially determined liability for accounting purposes as at March 31, 2007 was $22 million (2006 — $30 million). The Government’s accounting policy has been changed to reflect actuarial gains and losses in the year in which they occur in accordance with standard industry practice. The previous stated policy was to recognize the actuarial gains and losses over the average expected period during which the benefits will be paid, which was not determined.

13.	SEVERANCE PAY OBLIGATIONS

The amount of severance pay obligations is based on actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations when actual experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses are amortized over the expected average remaining service life of the related employee group. An actuarial report was completed for the severance pay liability as of March 31, 2005. The report provides a formula to update the liability on an annual basis. The Government’s actuarially determined net liability for accounting purposes as at March 31, 2007 was $290 million (2006 — $280 million).

SUMMARY FINANCIAL STATEMENTS
14.	AMOUNTS HELD IN TRUST

The Government held certain fiduciary trusts for investment or administration at March 31, 2007, totalling $453 million (2006 — $417 million). Such deposits are pooled with other available funds of the Government for investment purposes and are accorded a market rate of interest.

The Government also provides a safekeeping service for various departments, agencies, boards and commissions. In this capacity, it held custodial trust funds in the form of bonds and other securities at March 31, 2007 totalling $108 million (2006 — $104 million) and title to tangible capital assets in trust in the amount of $72 million (2006 — $68 million).

The Federal Government, through agreements with the Province, has agreed to transfer Public transit funds and federal gas tax revenues for the purpose of making a transformative difference in the sustainability and future prosperity of cities and communities in Manitoba. The province has agreed to administer these funds on behalf of the Federal Government. In this administrative role, the Government allocates funds to the eligible recipients in accordance with prescribed formulas and conditions within the agreements. As at March 31, 2007, these funds held in trust for administration amounted to $33 million (2006 — $13 million).

15.	DEBT SERVICING

Debt servicing costs of $835 million (2006 — $810 million) are net of interest recoveries from Government business enterprises of $478 million (2006 — $474 million) and includes $88 million (2006 — $83 million) representing interest expense of Crown organizations (Schedule 11). Government business enterprises debt servicing costs of $519 million (2006 — $517 million) are reported on Schedule 3.

16.	AMOUNTS DUE TO THE FEDERAL GOVERNMENT

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal Accounting Error for the period of 1997 to 1999 was a $91 million loan payable owing to the Federal Government over a ten-year period commencing in 2004/05. As at March 31, 2007, this loan payable has been reduced to $64 million (2006 — $71 million).

To offset negative adjustments to the 2004 Equalization payments, the Federal Government provided to the Province a loan payable of $38 million repayable over a ten year period commencing in April 2006. As at March 31, 2007 this loan payable had been reduced to $34 million (2006 — $38 million) Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Federal Government provided to the Province a loan payable of $9 million repayable over a ten year period commencing in April 2006. As at Match 31, 2007 this loan payable had been reduced to $8 million (2006 — $9 million).

These loans are non-interest bearing.

Through the Manitoba Opportunities Fund Ltd., the Province holds and invests deposits made through the Federal Department of Citizenship and Immigration Canada’s Immigrant Investor Program. The Federal Immigrant Investor Program seeks to attract experienced persons and capital to Canada. Investors must demonstrate business experience and make an investment into the program. The funds are distributed among participating Provinces. These funds are returned to the investor after a period of ten years. As at March 31, 2007, the Province has loans payable of $97 million (2006 - $75 million) to be repaid to the Federal Government five years after receipt. The Province is charged an administrative fee for each loan.

SUMMARY FINANCIAL STATEMENTS
17.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate interest rate risk and the risks attached to foreign currency fluctuations. The Government does not use derivatives for speculative purposes. Gains or losses realized arising from derivative transactions are deferred and amortized over the remaining life of the derivative contract.

Hedges are created primarily through derivatives (swaps), which are legal contracts under which the Government agrees with another party to exchange cash flows based upon one or more notional amounts using stipulated reference interest rates for a specified period. Swaps can also be used to exchange cash flows involving different currencies. Swaps allow the Government to effectively manage the terms of its existing obligations and thereby convert them into obligations that meet the Government’s risk parameters.

Other derivative instruments used by the Government include forward foreign exchange contracts and forward interest rate agreements. Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Government uses derivative contracts including foreign exchange forward contracts as well as swaps to convert foreign currency cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and US dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $73 million (2005 — $79 million).

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt as well as through the use of future US dollar revenue streams and US dollar sinking funds in relation to debt incurred on behalf of Manitoba Hydro-Electric Board.

The table below presents a maturity schedule of the Government’s derivatives, by type, outstanding at March 31, 2007, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.
Derivative Portfolio Notional Value
As at March 31, 2007

	Maturity in Fiscal Year ($millions)

						6 – 10	Over
Derivatives	2008	2009	2010	2011	2012	Years	10 Years	Total
Interest rate swaps	1,175	835	2,003	1,963	538	7,798	6,350	20,662

Cross currency swaps	460	984	542	233	708	1,571	2,689	7,187

Forward foreign exchange contracts	131	—	—	—	—	208	—	339

Total	1,766	1,819	2,545	2,196	1,256	9,577	9,039	28,188

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Government has an unrealized gain. The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2007.

SUMMARY FINANCIAL STATEMENTS
Credit Risk Exposure
As at March 31, 2007

	($ millions)
	2007	2006
Gross credit risk exposure 1	85	59

Less: Netting 2	(662)	(762)

Net Credit Risk Exposure	(577)	(703)

1	Gross credit risk exposure is the gross credit exposure to counterparties (party with whom the Province entered into an agreement) with net positive exposures (the respective counterparties owe the Government.)

2	“Netting” is the gross negative credit exposure to counterparties with net positive credit exposures covered by master agreements providing for close out netting when contracts do not have matching settlement dates (the Government owes the respective counterparties).
As at March 31, 2007, the Government has no net credit risk exposure, but has a net liability to counterparties.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties that provide for termination netting and if applicable payment netting. Net credit risk exposure is the potential loss including the mitigating impact of these netting provisions.

A one percent (100 basis points) increase in interest rates would increase debt servicing costs by $12.5 million (2006, $13.5 million).

Liquidity risk is the risk that the Government will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Government maintains liquid reserves, that is, cash and cash equivalents (Note 2), at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs and sinking funds as alternative sources of liquidity.

In accordance with the Manitoba Hydro-Electric Board’s (Hydro) Exposure Management Program, revenues used as hedges are firm US dollar export revenues which are translated at the historical book value exchange rates of the respective US dollar denominated debt obligations to which the firm revenues are linked and for which they, together, form an effective hedge. For purposes of bridging the timing of US dollar denominated debt maturities and the US dollar revenue streams used to hedge those debt maturities, Hydro utilizes US dollar sinking funds.
18.	RELATED PARTY TRANSACTIONS
A.	Related Party Borrowings

Borrowings include $380 million (2006 — $330 million) owed to Manitoba Public Insurance Corporation related to the capital financing of school board and health care facilities as well as $270 million (2006 — $250 million) for the financing of general Government programs. $45 million (2006 — $45 million) is payable to the Manitoba Liquor Control Commission.

These loans and debentures are repayable over a term from 2008 to 2027 at varying interest rates ranging from 0% to 12.25%.

B.	Water Power Rentals

Water power rental revenue from the Manitoba Hydro-Electric Board (Hydro), in the amount of $106 million (2006 — $125 million), is included in the Summary Statement of Revenue and Expense under the Manitoba Collections category. These rentals are paid for the use of water resources in the operation of Hydro’s hydroelectric generating stations. Water rental rates during the year were $3.34 per megawatt hour (MW.h) (2006 — $3.34 per MW.h).

SUMMARY FINANCIAL STATEMENTS
C.	Guarantee Fees

Manitoba Hydro-Electric Board (Hydro) remits guarantee fees to the Government based on the Hydro debt that the Province guarantees on their behalf. The guarantee fees paid by Hydro for the year ended March 31, 2007 were $71 million (2006 — $69 million).

The Government guarantees and administers Manitoba HydroBonds. Outstanding bonds as at March 31, 2007 totalled $670 million (2006 — $485 million). The bonds carry fixed and variable coupon rates that range from 4.2% to 5.5%. Manitoba HydroBonds are redeemable at the option of the holder.

D.	Revenue From Government Business Enterprises

Under The Workplace Safety and Health Act of Manitoba, The Workers Compensation Board supports the administrative expenses incurred by the Department of Labour and Immigration for The Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2007 was $7 million (2006 — $7 million).

The Manitoba Lotteries Corporation provided $3 million in funding for the year ended March 31, 2007 (2006 — $3 million) to the Addictions Foundation of Manitoba for problem gambling services programming. Manitoba Hydro-Electric Board paid Corporation Capital Tax of $39 million for the year ended March 31, 2007 (2006 — $37 million).

E.	Driver Licencing Operations

Effective October 4, 2004, the Province of Manitoba transferred management and administration of driver licencing to the Manitoba Public Insurance Corporation (MPIC), including all aspects pertaining to driver safety, vehicle registration and driver licencing including all related financial, administrative and data processing services.

The Province of Manitoba has agreed to provide funding to MPIC in the amount of $21 million annually, into perpetuity, to defray the cost borne by MPIC as a result of the transfer. The current year’s $21 million funding was reduced by $0.5 million on a one-time basis to defray the costs to the Government of aligning the renewal of driver licences with motor vehicle registrations.

MPIC, on behalf of the Province of Manitoba, collects and transfers motor vehicle registration fees to the Province. For the fiscal year ended March 31, 2007, these fees totalled $100 million (2006 — $98 million). Effective October 4, 2004, MPIC is also responsible for collecting and transferring driver licencing fees to the Province of Manitoba. For the fiscal year ended March 31, 2007 these fees totalled $17 million (2006 — $19 million).
19.	COMPARATIVE FIGURES

Certain of the 2006 financial statement figures have been reclassified to be consistent with the 2007 presentation, including departmental reorganizations.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 1
SUMMARY STATEMENT OF AMOUNTS RECEIVABLE
As at March 31, 2007

	($ millions)
	2007	2006
TAXATION REVENUE:
Corporation capital tax	5	1
Corporation income tax	51	64
Gasoline tax	13	13
Health and education levy	31	30
Individual income tax	133	124
Insurance corporation tax	15	14
Motive fuel tax	9	9
Oil and natural gas tax	1	1
Retail sales tax	126	123
Tax Administration and Miscellaneous Taxes Act	8	9
Tobacco tax	15	17

	407	405

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Canada health and social transfers	10	4
Municipal corporations	37	37
Provincial and Territories	—	18
Shared cost programs/agreements	151	169
Other	32	20

	230	248

INTEREST:
Province of Manitoba sinking fund	23	24
Other investments	11	7

	34	31

OTHER:
Health and social services	143	91
Manitoba Hydro-Electric Board	8	11
Manitoba Liquor Control Commission	25	23
Manitoba Lotteries Corporation	11	6
Sundry departmental revenue	75	61
Other	71	84

	333	276

	1,004	960
Less: Allowances	85	82

	919	878

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 2
SUMMARY STATEMENT OF LOANS AND ADVANCES
As at March 31, 2007

	($ millions)
	2007	2006
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	6,640	6,625
Manitoba Lotteries Corporation	197	237

	6,837	6,862

Less: Debt incurred for and repayable by the Manitoba-Hydro Electric Board and Manitoba Lotteries Corporation	6,837	6,862

	—	—

OTHER:
Loans and Mortgages — Note a	591	608
Hudson Bay Mining and Smelting Co. Ltd — Note b	12	16
Manitoba Potash Corporation — Note c	4	4
Manitoba student loans — Note d	33	29
Regional family services agencies — Note e	16	14
Rural economic development initiatives program — Note f	3	3
Other	1	2

	660	676
Less: Valuation allowance	86	91

NET LOANS AND ADVANCES	574	585

The Government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2031, bearing interest rates from nil to 13.375%

Note a
Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2032, bearing interest rates ranging from 2.25% to 14.5%.	330	345
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2024, bearing interest rates ranging from 0.0% to 13.5%.	159	162
Business development assistance loans, due in varying annual amounts to the year 2013, bearing interest rates ranging from nil to 9.875%.	76	77
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2009, bearing interest rates ranging from 4.125% to 5.5%.	26	24

	591	608

Note b — environmental improvement loan, due in varying amounts to the year 2008, bearing no interest and guaranteed with an irrevocable letter of credit.
Note c — advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less 3/4%.
Note d — student loans, payment and interest free until 6 to 12 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 2.5%.
Note e — advances to provide family services agencies with interim funding to meet daily operating expenses related to providing services, to be repaid when no longer required, bearing no interest.
Note f — Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing no interest.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 3
GOVERNMENT BUSINESS ENTERPRISES
SCHEDULE OF SUMMARY OPERATING RESULTS AND FINANCIAL POSITION
For the Year Ended March 31, 2007
($ millions)

					RESOURCE	TOTAL	TOTAL
	UTILITY	INSURANCE	FINANCE		DEVELOPMENT	2007	2006
RESULTS OF OPERATIONS
Revenues from operations	2,140	1,237	1,234		—	4,611	4,823

Expenses: From operations	1,512	1,222	731		—	3,465	3,348
Debt servicing	506	—	13		—	519	517

Total expenses	2,018	1,222	744		—	3,984	3,865

Net income	122	15	490		—	627	958
Transfers to the Government	—	—	(490)		—	(490)	(473)

	122	15	—		—	137	485
Other Comprehensive Income	—	56	—		—	56	31

Net increase in equity in Government business enterprises	122	71	—		—	193	516

FINANCIAL POSITION
Assets:
Cash and temporary investments	1	60	40		1	102	253
Amounts receivable	436	281	39		—	756	724
Portfolio investments — Due from Province	83	—	45	*	—	128	62
Due from others	547	2,927	—		—	3,474	3,201
Capital assets	8,080	41	199		—	8,320	7,987
Pension assets	800	—	—		—	800	719
Other assets	682	110	39		—	831	782

Total assets	10,629	3,419	362		1	14,411	13,728

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	1,332	574	103		—	2,009	1,769
Long-term debt: Owing to the Province	6,639	—	198		1	6,838	6,863
Owing to others	588	—	—		—	588	545
Provision for future benefits: Pension obligations	663	137	49		—	849	777
Future cost of existing claims	—	2,189	5		—	2,194	2,034

Total liabilities	9,222	2,900	355		1	12,478	11,988

Equity in Government business enterprises	1,407	519	7		—	1,933	1,740

*	Represent pension assets invested with the Province

For Government business enterprises whose fiscal year is prior to March 31, the amounts reflected are as at their fiscal year end.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 4
SUMMARY STATEMENT OF LONG-TERM INVESTMENTS
As at March 31, 2007

	($ millions)
	2007	2006
OTHER INVESTMENTS, AT COST

Common shares -
Manitoba Potash Corporation — 490,000 shares	5	5
Preferred shares -
3863620 Canada Limited — 11,000,000 shares	11	11
Special shares -
Crocus Investment Fund — 2,000,000 shares	2	2
Debentures
Leaf Rapids Town Properties Ltd.	2	2
Preferred shares -
Rancher’s Choice — 1 share	5	5
Other -
Limited partnership investments	16	13

	41	38

Less: Valuation allowance	34	34

	7	4

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 5
SUMMARY STATEMENT OF BORROWINGS
As at March 31, 2007
($ millions)

Fiscal			Canada		Promissory Notes
Year			Pension	Loans and	and
of	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
Maturity	Cdn	US	Cdn	Cdn	Cdn	2007	2006
2007	—	—	—	—	—	—	2,247
2008	1,526	—	90	—	325	1,941	1,616
2009	1,929	284	106	—	—	2,319	2,334
2010	803	458	115	—	—	1,376	1,316
2011	909	288	103	—	—	1,300	1,236
2012	1,139	—	104	—	—	1,243	609

2007-2012	6,306	1,030	518	—	325	8,179	9,358

2013-2017 Operating Fund	3,817	966	73	—	—	4,856	3,780
2018-2027 Operating Fund	3,084	807	15	198	—	4,104	4,074
2028-2046 Operating Fund	2,913	—	—	—	—	2,913	2,343
2008-2016 Government of Canada (Note 16)	—	—	—	203	—	203	193
2008-2027 Government Business Enterprises (Note 18A)	—	—	—	425	—	425	375
2008-2043 Crown Organizations	—	—	—	221	—	221	243

2013-2046	9,814	1,773	88	1,047	—	12,722	11,008

Total borrowings	16,120	2,803	606	1,047	325	20,901	20,366

Reduced by:
Debt incurred for and repayable by The Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation						(6,837)	(6,862)
Unamortized debt issue costs						(16)	(15)
Unamortized Foreign Currency Fluctuation						(73)	(79)
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(1,614)	(1,765)

						12,361	11,645

	March 31/07	March 31/06
	Cdn $ Valuation	Cdn $ Valuation
	(See Notes)	(See Notes)
Borrowings payable in:
Canadian dollars	14,615	14,694
Foreign issues hedged to Canadian dollars	3,482	2,834
U.S. dollars	2,194	2,221
Foreign issues hedged to U.S. dollars	610	617

Total borrowings	20,901	20,366

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.

Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of three categories:

i) Fixed with rates ranging from 3.25% to 11.33%.

ii) Floating Canadian — Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 4.10% and the highest set at 7.64% as at March 31, 2007.

iii) Floating U.S. — U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the lowest rate currently set at 5.29% and the highest set at 5.48% as at March 31, 2007.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 6
SUMMARY STATEMENT OF ACCOUNTS PAYABLE,
ACCRUED CHARGES, PROVISIONS AND DEFERRALS
As at March 31, 2007

	($ millions)
	2007	2006
Accounts payable	889	773

Accrued charges:
Interest accrued on borrowings and trust funds	259	234
Canadian Agricultural Income Stabilization	81	110
Compensation for Victims of Crime	20	19
Disaster assistance	6	17
Flood claims	18	15
Hepatitis C assistance	5	6
Infrastructure works program	14	3
Land acquisition claims	2	2
Long Term Disability Income Plan (Note 12)	22	30
Manfor Ltd. divestiture	1	1
Environmental Liabilities	165	167
Salaries and benefits	597	585
Tripartite Land Assembly Program	3	3
Workers Compensation Board claims	13	10
Other	11	12

	1,217	1,214

Provision for future losses on guarantees (Note 6)	20	20

Deferred Revenue
Deferred Contributions Related to Future Expense	49	50
Government of Canada — Advances re: Shared Cost Programs Not Yet Claimed	93	98
Research and Special Funds	105	96
Prepaid Settlement of Interest	75	7
Tuition and Education Fees	16	17
Vehicle Registration	44	43
Other	35	29

	417	340

	2,543	2,347

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 7
SUMMARY STATEMENT OF TANGIBLE CAPITAL ASSETS
For the Year Ended March 31, 2007
($ millions)

	General Capital Assets					Infrastructure				Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under
	Land	Improvement	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2007	2006
Cost
Opening cost, as previously reported	79	3,167	1,446	460	281	234	1,925	85	64	7,741	7,116
New organizations included in the Government Reporting Entity	—	—	—	—	—	—	—	—	—	—	130

Opening cost restated	79	3,167	1,446	460	281	234	1,925	85	64	7,741	7,246
Add:
Additions during the year	9	113	120	37	89	7	100	1	186	662	531
Assets acquired in prior years	—	—	—	—	—	—	—	—	—	—	3
Less:
Disposals and write downs	—	(5)	(38)	(8)	—	—	—	—	—	(51)	(39)
Settlements and reclassifications	—	69	15	11	(91)	(1)	7	—	(10)	—	—

Closing cost	88	3,344	1,543	500	279	240	2,032	86	240	8,352	7,741

Accumulated amortization
Opening, as previously reported	—	1,296	996	246	—	—	40	941	52	3,571	3,268
New organizations included in the Government Reporting Entity	—	—	—	—	—	—	—	—	—	—	63

Opening accumulated amortization restated	—	1,296	996	246	—	—	40	941	52	3,571	3,331
Add:
Reclassification	—	3	1	(1)	—	(3)	—	—	—	—	—
Amortization	—	83	96	39	—	3	69	2	—	292	266
Assets acquired in prior years	—	—	—	—	—	—	—	—	—	—	3
Less:
Accumulated amortization on disposals, write downs	—	(3)	(35)	(7)	—	—	—	—	—	(45)	(29)

Closing accumulated amortization	—	1,379	1,058	277	—	—	109	943	52	3,818	3,571

Net Book Value of Tangible Capital Assets	88	1,965	485	223	279	240	1,923	(857)	188	4,534	4,170

Effective April 1, 2006, the Government changed its accounting policy on a prospective basis to comply with the new CICA recommendation that capital grants not be netted against the cost of the tangible capital asset.
During the year the Province capitalized $2.0 million of interest relating to assets under construction. (2006 — $0.8 million)

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 8
FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES
COMPRISING THE GOVERNMENT REPORTING ENTITY

CONSOLIDATED FUND:
OPERATING FUND AND SPECIAL FUNDS:
Abandonment Reserve Fund
Debt Retirement Fund
Farm Machinery and Equipment Act Fund
Fiscal Stabilization Fund
Land Titles Assurance Fund
Manitoba Law Reform Commission
Manitoba Trucking Productivity Improvement Fund
Mining Community Reserve
Mining Rehabilitation Reserve
Pension Assets Fund
Quarry Rehabilitation Reserve
Veterinary Science Scholarship Fund
Victims Assistance Fund
CROWN ORGANIZATIONS:
Addictions Foundation of Manitoba
Assiniboine Community College
Board of Administration under the Embalmers and Funeral Directors Act
Brandon University
CancerCare Manitoba
Centre culturel franco-manitobain
Child and Family Services of Central Manitoba
Child and Family Services of Western Manitoba
Collège universitaire de Saint-Boniface
Communities Economic Development Fund
Cooperative Loans and Loans Guarantee Board
Cooperative Promotion Board
Council on Post-Secondary Education
Crown Corporations Council
Diagnostic Services of Manitoba Inc.
Economic Innovation and Technology Council
First Nations of Northern Manitoba Child & Family Services Authority
First Nations of Southern Manitoba Child & Family Services Authority
General Child and Family Services Authority
Helen Betty Osborne Foundation
Horse Racing Commission

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 8
(cont’d)

Insurance Council of Manitoba
Legal Aid Manitoba
Manitoba Adolescent Treatment Centre Inc.
Manitoba Agricultural Services Corporation
Manitoba Arts Council
Manitoba Boxing Commission
Manitoba Centennial Centre Corporation
Manitoba Community Services Council Inc.
Manitoba Development Corporation
Manitoba Film and Sound Recording Development Corporation
Manitoba Floodway Authority
Manitoba Gaming Control Commission
Manitoba Habitat Heritage Corporation
Manitoba Health Research Council
Manitoba Health Services Insurance Plan
Manitoba Hospital Capital Financing Authority
Manitoba Housing and Renewal Corporation
Manitoba Opportunities Fund Ltd.
Manitoba Trade and Investment Corporation
Manitoba Water Services Board
Métis Child and Family Services Authority
Public Schools Finance Board
Red River College
Regional Health Authorities (including controlled organizations)
Assiniboine Regional Health Authority Inc.
Brandon Regional Health Authority Inc.
Burntwood Regional Health Authority Inc.
Churchill RHA Inc.
Interlake Regional Health Authority
NOR-MAN Regional Health Authority Inc.
North Eastman Health Association Inc.
Parkland Regional Health Authority Inc.
Regional Health Authority — Central Manitoba Inc.
South Eastman Health/Santé Sud-Est Inc.
Winnipeg Regional Health Authority
Rehabilitation Centre for Children Inc.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 8
(cont’d)

Special Operating Agencies Financing Authority
Civil Legal Services
Companies Office
Crown Lands and Property Agency
Fleet Vehicles Agency
Food Development Centre
Green Manitoba Eco Solutions
Industrial Technology Centre
Manitoba Education, Research and Learning
Information Networks (Merlin)
Manitoba Securities Commission
Manitoba Text Book Bureau
Materials Distribution Agency
Office of the Fire Commissioner
Organization and Staff Development
Pineland Forest Nursery
The Property Registry
The Public Trustee
Vital Statistics Agency
Sport Manitoba Inc.
Tire Stewardship Board
Travel Manitoba
University College of The North
University of Manitoba
University of Winnipeg
Venture Manitoba Tours Ltd.

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 5)
Utility:
Manitoba Hydro-Electric Board

Insurance:
Manitoba Public Insurance Corporation
Workers Compensation Board

Finance:
Manitoba Liquor Control Commission
Manitoba Lotteries Corporation
Manitoba Product Stewardship Corporation

Resource Development:
Leaf Rapids Town Properties Ltd.
Manitoba Hazardous Waste Management Corporation

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 9
RECONCILIATION OF OPERATING FUND BUDGETARY BALANCE
TO SUMMARY NET INCOME
As at March 31, 2007

		($ millions)
		2006-07	2005-06
		Operations	Summary
	2006-07	per Entity	Net Income
	Summary	Financial	(Loss)
	Budget	Statements	as restated
OPERATING FUND AND SPECIAL FUNDS
Operating Fund and Special Funds	83	322	226
PENSION LIABILITY INCREASE	(197)	(192)	(206)

TOTAL OPERATING FUND AND SPECIAL FUND AND PENSIONS	(114)	130	20

CROWN ORGANIZATIONS
Assiniboine Community College	—	1	—
Brandon University	—	1	1
CancerCare Manitoba	—	2	(1)
Collège universitaire de Saint-Boniface	(1)	1	2
Diagnostic Services of Manitoba Inc.	—	2	—
Manitoba Agricultural Services Corporation	(3)	67	(131)
Manitoba Development Corporation	—	3	6
Manitoba Habitat Heritage Corporation	—	1	1
Manitoba Housing and Renewal Corporation	—	3	1
Manitoba Opportunities Fund Ltd.	—	1	1
Public Schools Finance Board	—	2	2
Red River College	—	7	3
Regional Health Authorities and controlled organiztions	—	17	(45)
Special Operating Agencies Financing Authority	(5)	5	4
University College of the North	—	4	1
University of Manitoba	31	63	67
University of Winnipeg	—	5	—
Venture Manitoba Tours Ltd.	—	—	5

TOTAL CROWN ORGANIZATIONS	22	185	(83)

Adjustments on Consolidation	—	(22)	(28)

TOTAL OPERATING FUND AND SPECIAL FUNDS, PENSIONS AND CROWN ORGANIZATIONS	(92)	293	(91)

GOVERNMENT BUSINESS ENTERPRISES
Manitoba Hazardous Waste Management Corporation	—	—	(1)
Manitoba Hydro — Electric Board	222	122	415
Manitoba Liquor Control Commission	196	208	196
Manitoba Lotteries Corporation	267	282	277
Manitoba Product Stewardship Corporation	(2)	—	—
Manitoba Public Insurance Corporation	10	8	48
Workers Compensation Board	10	7	23

	703	627	958
Less: Adjustments on Consolidation	(463)	(490)	(473)

TOTAL GOVERNMENT BUSINESS ENTERPRISES (Schedule 3)	240	137	485

TOTAL SUMMARY NET INCOME	148	430	394

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 10
RECONCILIATION OF OPERATING FUND ACCUMULATED DEFICIT
TO SUMMARY ACCUMULATED DEFICIT
As at March 31, 2007

		($ millions)
	Restated
	Accumulated	2006-07	Adjustments to	Accumulated
	Surplus	Summary	Accumulated	Surplus
	(Deficit)	Net Income	Surplus	(Deficit)
	March 31, 2006	(Loss)	(Deficit)	March 31, 2007
OPERATING FUND AND SPECIAL FUNDS
Operating Fund and Special Funds	(6,006)	322	—	(5,684)
PENSION LIABILITY	(3,967)	(192)	—	(4,159)

TOTAL OPERATING FUND AND SPECIAL FUNDS AND PENSIONS	(9,973)	130	—	(9,843)
CROWN ORGANIZATIONS
Addictions Foundation of Manitoba	4	—	—	4
Assiniboine Community College	8	1	—	9
Brandon University	9	1	—	10
CancerCare Manitoba	9	2	—	11
Child and Family Services of Western Manitoba	1	—	—	1
Collège universitaire de Saint-Boniface	30	1	—	31
Diagnostic Services of Manitoba Inc.	(1)	2	—	1
First Nations of Northern Manitoba Child & Family Services	1	—	—	1
Manitoba Adolescent Treatment Centre	1	—	—	1
Manitoba Agricultural Services Corporation	87	67	—	154
Manitoba Development Corporation	9	3	—	12
Manitoba Gaming Control Commission	1	—	—	1
Manitoba Habitat Heritage Corporation	5	1	1	7
Manitoba Health Services Insurance Plan	1	—	—	1
Manitoba Housing and Renewal Corporation	(244)	3	—	(241)
Manitoba Opportunities Fund	1	1	—	2
Manitoba Water Services Board	(2)	—	—	(2)
Public Schools Finance Board	2	2	(5)	(1)
Red River College	16	7	—	23
Regional Health Authorities and controlled organizations	76	17	(4)	89
Special Operating Agencies Financing Authority	52	5	—	57
University College of the North	5	4	—	9
University of Manitoba	828	63	—	891
University of Winnipeg	48	5	3	56
Venture Manitoba Tours	(4)	—	—	(4)

	(9,030)	315	(5)	(8,720)
Adjustments on Consolidation	962	(22)	5	945

TOTAL OPERATING FUND AND SPECIAL FUND, PENSIONS AND CROWN CORPORATIONS	(8,068)	293	—	(7,775)

GOVERNMENT BUSINESS ENTERPRISES
Manitoba Hydro — Electric Board	1,285	122	—	1,407
Manitoba Liquor Control Commission	—	208	(208)	—
Manitoba Lotteries Corporation	5	282	(282)	5
Manitoba Product Stewardship Corporation	2	—	—	2
Manitoba Public Insurance Corporation	264	8	—	272
Workers Compensation Board	184	7	56	247

	1,740	627	(434)	1,933
Adjustments on Consolidation	—	(490)	490	—

TOTAL GOVERNMENT BUSINESS ENTERPRISES	1,740	137	56	1,933

TOTAL SUMMARY BALANCES	(6,328)	430	56	(5,842)

Note — Differences may result from rounding.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 11
SUMMARY STATEMENT OF EXPENSE BY TYPE
For the Year Ended March 31, 2007

	($ millions)
	2007	2006
Personnel Services	3,847	3,705
Grants/Transfer Payments	2,250	2,696
Transportation	116	101
Communications	62	53
Supplies and Services	1,145	1,077
Social Assistance Related	744	709
Other Operating	1,156	853
Debt Servicing — Provincial Departments (Note 15)	747	727
— Crown Organizations (Note 15)	88	83
Minor Capital	43	61
Amortization of Tangible Capital Assets (Schedule 7)	292	266

	10,490	10,331